Subject to Completion, Pricing Supplement dated November 9, 1995

PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 21 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                           November , 1995
                                                                Rule 424(b)(3)
                                  $20,000,000

                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
              4.0% Senior Fixed Rate Notes Due December 16, 2002

                          EQUITY PARTICIPATION NOTES

                   Interest payable June 15 and December 15


The 4.0% Senior Fixed Rate Notes due December 16, 2002 (the "Notes") are Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley Group Inc. (the "Company"), as further described herein and in the Prospectus Supplement under "Description of Notes - Fixed Rate Notes." The Notes will bear interest at the rate of 4.0% per annum payable semi-annually on June 15 and December 15 of each year (each an "Interest Payment Date") commencing December 15, 1995. The Notes will be issued in minimum denominations of $1,000 and will mature on December 16, 2002 (the "Initial Maturity Date"), unless the maturity of the Notes is extended in accordance with the procedures described below. The Initial Maturity Date will be automatically extended to January 15, 2003 (the "Final Maturity Date"), unless the holders of 100% of the principal amount of the Notes elect to terminate such automatic extension. The Notes will not be redeemable by the Company in whole or in part prior to the Initial Maturity Date (or, if applicable, the Final Maturity Date).

On the Initial Maturity Date (or, if applicable, the Final Maturity Date), the holder of each Note will receive the par amount of such Note ($1,000) ("Par") and the dollar amount, if any, by which the Final Basket Value (as defined below) exceeds $1,000 (the "Supplemental Redemption Amount"), as further described in this Pricing Supplement. The Supplemental Redemption Amount cannot be less than zero. The Initial Basket Value has been set to equal $714.33 per Note based on the Market Prices (as defined herein) on the date of pricing of a basket (the "Basket") of the common stocks of the nine United States corporations listed herein (collectively the "Basket Stocks" and individually a "Basket Stock"). The Basket consists of a fixed number of shares of each Basket Stock (each a "Multiplier") initially calculated so that each Basket Stock constitutes an equal dollar value in the Initial Basket Value. The Multiplier with respect to any Basket Stock will remain constant for the term of the Notes unless adjusted for certain corporate events. See "Adjustments to the Multipliers and the Basket" in this Pricing Supplement. The Final Basket Value will be based on the aggregate Market Values of the Basket Stocks. The Market Value for any Basket Stock will equal the arithmetic average of the product of the Market Price and the applicable Multiplier of such Basket Stock based on the average daily closing value of such Basket Stock during the period from and including the fifteenth scheduled NYSE Trading Date prior to the Initial Maturity Date (or, if applicable, the Final Maturity Date) (the "Calculation Period"). See "Final Basket Value" in this Pricing Supplement.

For information as to the calculation of the Supplemental Redemption Amount, the calculation and the composition of the Basket and certain tax consequences to beneficial owners of the Notes, see "Supplemental Redemption Amount," "Final Basket Value," "Basket Stocks," "Adjustments to the Multipliers and the Basket" and "United States Federal Taxation" in this Pricing Supplement.

The Company will cause the "Final Basket Value" to be determined by the Calculation Agent for Chemical Bank, as Trustee under the Senior Debt Indenture.

An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-5 and PS-6 herein.
                             ________________

                      PRICE 100% AND ACCRUED INTEREST
                             ________________

                          Price to Public(1)      Agent's Commissions(2)      Proceeds to Company(1)
                         --------------------    ------------------------    ------------------------
Per Note.............            100%
Total................        $20,000,000             $                          $

_______________

(1) Plus accrued interest, if any, from November  , 1995.
(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.



                             MORGAN STANLEY & CO.
                                 Incorporated

Information contained in this preliminary pricing supplement is subject to completion or amendment. These securities may not be delivered prior to the time a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Principal Amount:..............  $20,000,000

Initial Maturity Date:.........  December 16, 2002.  The Initial Maturity Date
                                 will be automatically extended to January 15, 2003, unless, on any NYSE Trading Day which is at least two Business Days prior to the beginning of the Calculation Period applicable to the Initial Maturity Date, the holders of 100% of the principal amount of the Notes exercise their right (evidenced by the completion by such holders and acknowledgment by the Company and the Calculation Agent of the "Option to Elect Termination" attached hereto as Annex A (the "Notice") prior to 11:30 a.m. New York City time on such date), to terminate the automatic extension of maturity.

Final Maturity Date:............  January 15, 2003

Interest Rate:.................  4.0%

Interest Payment Dates:........  June 15 and December 15

Specified Currency:............  U.S. Dollars

Issue Price:...................  100%

Settlement Date (Original Issue
  Date):.......................  November  , 1995

Book Entry Note or Certificated
  Note:........................  Book Entry

Senior Note or Subordinated
  Note:........................  Senior

Minimum Denominations:.........  $1,000

Trustee:.......................  Chemical Bank

Supplemental Redemption
Amount:........................  On the Initial Maturity Date (or, if
                                 applicable, the Final Maturity Date), the holder of each Note will receive the par amount of such Note ($1,000) ("Par") and the Supplemental Redemption Amount, which is equal to the dollar amount, if any, by which the Final Basket Value exceeds $1,000. The Supplemental Redemption Amount cannot be less than zero.

Initial Basket Value:..........  The Initial Basket Value shall equal $714.33 per $1,000 principal amount of Notes. Based on the Market Prices (as defined below) of the Basket Stocks on the date of this Pricing Supplement, the Multipliers have been initially set so that the value of the Basket on such date equals the Initial Basket Value.

Final Basket Value:............  The Final Basket Value per $1,000 principal amount of Notes will be determined by the Calculation Agent, an affiliate of the Company, and will equal the sum of the Market Values of the Basket Stocks. The "Market Value" of a Basket Stock will equal the arithmetic average of the products of the Market Price and the applicable Multiplier of such Basket Stock determined on each of the first 10 Determination Days with respect to such Basket Stock during the Calculation Period. If, as of any Trading Day within the Calculation Period (the "Trigger Date") prior to the Initial Maturity Date (or, if applicable, the Final Maturity Date), the number of Determination Days with respect to a Basket Stock does not exceed the amount by which 10 exceeds the number of scheduled Trading Days from and excluding the Trigger Date to and including the Initial Maturity Date (or, if applicable, the Final Maturity
                                 Date) (the "Reference Period"), then each
                                 Trading Day with respect to such Basket Stock during the Reference Period shall be deemed to be a Determination Date for the purpose of determining the Final Basket Value, notwithstanding the occurrence of a Market Disruption Event on any such Trading Day; provided, that if any scheduled Trading Day during the Reference Period is not an actual Trading Day, the Market Price of such Basket Stock for such scheduled Trading Day shall be determined as of the earliest practicable time (which may be after such scheduled Trading Day), except that if such Market Price cannot be determined before the close of business in New York City on the Initial Maturity Date (or, if applicable, the Final Maturity Date), the Market Price for such Basket Stock for such scheduled Trading Day shall be deemed to be zero.

                                 All percentages resulting from any
                                 calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to
                                 9.87655% (or .0987655)), and all dollar
                                 amounts used in or resulting from such
                                 calculation will be rounded to the nearest cent with one-half cent being rounded upwards. See also "Basket Stocks" below.

Calculation Period:............  The period from and including the fifteenth scheduled NYSE Trading Day prior to the Final Maturity Date (or, if the holders of 100% of the principal amount of the Notes exercise their right to terminate the automatic extension of maturity, the Initial Maturity
                                 Date).

Determination Day:.............  With respect to any Basket Stock, any Trading
                                 Day during the Calculation Period on which a Market Disruption Event (as defined below) with respect to such Basket Stock has not occurred, except as described above under "Final Basket Value."

Market Price:..................  If a Basket Stock is listed on a national securities exchange, is a NASDAQ National
                                 Market System ("NASDAQ NMS") security or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), Market Price for any Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such Basket Stock is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or
                                 (ii) of the preceding sentence, the Market
                                 Price for any NYSE Trading Day shall be
                                 the mean, as determined by the Calculation
                                 Agent, of the bid prices for such Basket
                                 Stock obtained from as many dealers in
                                 such Basket Stock, but not exceeding
                                 three, as will make such bid prices
                                 available to the Calculation Agent. The term "NASDAQ NMS" shall include any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

NYSE Trading Day:..............  A day on which trading is generally conducted in the over-the-counter market for equity securities in the United States and on the New York Stock Exchange, as determined by the Calculation Agent.

Trading Day:...................  A day on which trading is conducted (i) on the principal exchange or market on which such Basket Stock is traded and (ii) on the principal exchanges on which hedging instruments related to such Basket Stock are traded, as determined by the Calculation Agent.

Basket:........................  The basket is a portfolio of common stocks of nine United States corporations. See "Basket Stocks" below.

Basket Value:..................  The Basket Value, for any day, will equal the sum of the products of the most
                                 recently available Market Prices and the applicable Multipliers for the Basket Stocks. The Final Basket Value, however, is calculated based on averaging Market Prices for certain days. See "Final Basket Value."

Market Disruption Event:.......  "Market Disruption Event" means, with respect to any Basket Stock:

                                   (i) a suspension, absence or material
                                 limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                  (ii) a determination by the Calculation
                                 Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a
                                 Market Disruption Event has occurred:  (1)
                                 a limitation on the hours or number of
                                 days of trading will not constitute a
                                 Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,
                                 (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a Market Disruption Event, (4) a suspension of trading in an options contract on any Basket Stock by the primary securities market related to such Basket Stock, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to such Basket Stock and (5) an "absence of trading" on the primary securities market on which options contracts related to such Basket Stock are traded, if available, will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Calculation Agent:.............  Morgan Stanley & Co.  Incorporated ("MS &
                                 Co.")

                                 Because the Calculation Agent is an
                                 affiliate of the Company, potential
                                 conflicts of interest may exist between
                                 the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Basket Value or whether a Market Disruption Event has occurred. See "Adjustment to the Multipliers and the Basket" below and "Market Disruption Event" above. MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Basket Value prior to its dissemination. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors:..................  An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The Interest Rate is less than that which would be payable on a conventional fixed-rate debt security having the same maturity date as the Notes and issued by the Company on the Original Issue Date.

                                 The Notes will not be listed on any exchange. There can be no assurance as to whether there will be a secondary market in the Notes or if there were to be such a secondary market, whether such market would be liquid or illiquid. The value for the Notes prior to maturity will be affected by a number of factors independent of the creditworthiness of the Company and the Basket Value, including, but not limited to, the volatility of the Basket, dividend rates on the Basket Stocks, the time remaining to the Calculation Period and to the maturity of the Notes and market interest rates. In addition, the Basket Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the Basket Value over Par. If, however,
                                 Notes  are sold prior to the Calculation
                                 Period at a time when the Basket Value
                                 exceeds Par, the sale price may be at a
                                 discount from the amount expected to be
                                 payable to the holder if such excess of the Basket Value over Par were to prevail during the Calculation Period because of the possible fluctuation of the Basket Value between the time of such sale and the Calculation Period. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the Basket Value, or the Final Basket Value, if determined, is below, or not sufficiently above the Initial Basket Value. The historical Basket Values should not be taken as an indication of the future performance of the Basket Stocks during the term of the Notes.

                                 The Basket Value does not reflect the payment of dividends on the stocks underlying it and therefore the yield to maturity of the Notes based on the Final Basket Value relative to the Initial Basket Value will not produce the same yield as if such underlying Basket Stocks were purchased and held for a similar period.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Multipliers applicable to each Basket Stock and to the value of the Basket that may influence the determination of the Final Basket Value. See "Adjustments to the Multipliers and the Basket" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

Basket Stocks:.................  The Basket Stocks listed below will be used to calculate the Basket Value, subject to adjustment as set forth below under "Adjustments to the Multipliers and the Basket." HOLDERS OF THE NOTES WILL NOT HAVE ANY RIGHT TO RECEIVE THE BASKET STOCKS. The following table sets forth the Basket Stocks, the initial Market Price of each Basket Stock as of the date of this Pricing Supplement, the dollar value of each Basket Stock represented in the Initial Basket Value and the Initial Multiplier of each Basket Stock as of the date of this Pricing Supplement:



                                                                                Dollar Value
                                        Issuer of                                Represented
                                           the                  Initial          in Original        Initial
                                    Basket Stock (1)        Market Price (2)    Basket Value     Multiplier(2)
                                 ------------------------   ----------------   ---------------   -------------
                                 American International
                                   Group, Inc.                                          $79.37
                                 Atlantic Richfield
                                   Company                                              $79.37
                                 Circus Circus
                                   Enterprises, Inc.                                    $79.37
                                 Home Depot Inc.                                        $79.37
                                 Lowe's Companies, Inc.                                 $79.37
                                 MCI Communications Corp.                               $79.37
                                 Newell Co.                                             $79.37
                                 Thermo Electron
                                   Corporation                                          $79.37
                                 Travelers Group Inc.                                   $79.37

                                 (1)   All of the common stocks of the nine
                                       United States corporations listed
                                       herein are currently traded on the New
                                       York Stock Exchange, except for MCI
                                       Communications Corp., which is traded
                                       on the NASDAQ NMS.
                                 (2)   Initial Market Prices and Initial
                                       Multipliers were determined based on
                                       average Market Prices at the time the
                                       Notes were priced by the Company for
                                       initial offering to the public.

                                 The initial Multiplier relating to each
                                 Basket Stock indicates the number of shares of such Basket Stock, given the Market Price of such Basket Stock, required to be included in the calculation of the Initial Basket Value so that each Basket Stock represents an equal percentage and dollar value of the Initial Basket Value as of the date of this Pricing Supplement. The respective Multipliers will remain constant for the term of the Notes unless adjusted for certain corporate events. See "Adjustments to the Multipliers and the Basket."


Adjustments to the Multipliers
  and the Basket:..............  The Multiplier with respect to any Basket Stock and the Basket will be
                                 adjusted as follows:

                                 1.   If a Basket Stock is subject to a stock
                                 split or reverse stock split, then once such split has become effective, the Multiplier relating to such Basket Stock will be adjusted to equal the product of the number of shares issued with respect to one share of such Basket Stock and the prior Multiplier.

                                 2.   If a Basket Stock is subject to a stock
                                 dividend (issuance of additional shares of the Basket Stock) that is given ratably to all holders of shares of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Multiplier relating to such Basket Stock will be adjusted so that the new Multiplier shall equal the former Multiplier plus the product of (i) the number of shares of such Basket Stock issued with respect to one share of such Basket Stock and (ii) the prior Multiplier.

                                 3.   There will be no adjustments to the
                                 Multipliers to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below.
                                 A cash dividend or other distribution with respect to a Basket Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                 Dividend for such Basket Stock by an amount equal to at least 10% of the Market Price on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to a Basket Stock, the Multiplier with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Multiplier will equal the product of (i) the then current Multiplier, and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.
                                 The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Basket Stock will equal such Extraordinary Dividend minus the amount of the immediately preceding non-Extraordinary Dividend for such Basket Stock. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A Distribution on a Basket Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Multiplier for such Basket Stock pursuant to paragraph 6.

                                 4. If the issuer of a Basket Stock is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such Basket Stock will continue to be included in the Basket so long as a Market Price for such Basket Stock is available. If a Market Price is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer of such Basket Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero in connection with the calculation of the Basket Value and Final Basket Value for so long as no Market Price is available, and no attempt will be made to find a replacement stock or increase the Basket Value to compensate for the deletion of such Basket Stock.

                                 5. If the issuer of a Basket Stock has been subject to a merger or consolidation and is not the surviving entity, then a value for such Basket Stock will be determined at the time such issuer is merged or consolidated and will equal the last available Market Price for such Basket Stock and that value will be constant for the remaining term of the Notes. At such time, no adjustment will be made to the Multiplier of such Basket Stock. For purposes of calculating that portion of the Final Basket Value attributable to the value of such Basket Stock, the Market Value will be deemed to be the Multiplier of such Basket Stock times such last available Market Price.

                                 6.   If the issuer of a Basket Stock issues
                                 to all of its shareholders equity securities of an issuer other than the issuer of the Basket Stock (other than in a transaction described in paragraph 5 above), then such new equity securities will be added to the Basket as a new Basket Stock, unless the Market Price of such new equity securities cannot be determined using the procedures described above under "Market Price." The Multiplier for such new Basket Stock will equal the product of the original Multiplier for the Basket Stock for which the new Basket Stock is being issued (the "Initial Basket Stock") and the number of shares of the new Basket Stock issued with respect to one share of the Initial Basket Stock.

                                 No adjustments of any Multiplier of a Basket
                                 Stock will be required unless such adjustment would require a change of at least 0.1% in the Multiplier then in effect. The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to the Multiplier of any
                                 Basket Stock or to the Basket will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of a Basket Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to any
                                 Multiplier of any Basket Stock or to the Basket and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Multipliers upon written request by any holder of the Notes.



Hypothetical Payments:.........  The following table illustrates, for a range of hypothetical Final Basket Values and the Supplemental Redemption Amount for each $1,000 principal amount of Notes. An investment in the Basket Stocks would be significantly different than investing in the Notes. Among other things, an investor in the Basket Stocks may realize certain dividends that are not reflected in the Supplemental Redemption Amount.


                                                                                  Supplemental
                                                                              --------------------
                                                               Final               Redemption
                                                          -------------       --------------------
                                                          Basket Values            Amount(1)
                                                          -------------       --------------------
                                                Less than or equal to $700                       $
                                                                      $800                       $
                                                                      $900                       $
                                                                    $1,000                       $
                                                                    $1,100                       $
                                                                    $1,200                       $
                                                                    $1,300                       $
                                                                    $1,400                       $
                                                                    $1,500                       $
                                                                ------------------------------------

                                 (1) Payable on the Initial Maturity Date (or, if applicable, the Final Maturity Date).

                                 The above figures are for purposes of
                                 illustration only.  The actual Supplemental
                                 Redemption Amount will depend entirely on the actual Final Basket Value. See "Supplemental Redemption Amount" above.

Public Information:............  All of the Basket Stocks are registered under the Securities Exchange Act of 1934, as
                                 amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission is available at the offices of the Commission specified under "Available Information" in the accompanying Prospectus. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                 THE BASKET STOCKS OR OTHER SECURITIES OF ANY
                                 ISSUER OF THE BASKET STOCKS. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING THE ISSUERS OF THE BASKET STOCKS ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO THE ISSUERS OF THE BASKET STOCKS. NEITHER THE COMPANY NOR THE AGENT MAKES ANY
                                 REPRESENTATION THAT SUCH PUBLICLY AVAILABLE
                                 DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE
                                 INFORMATION REGARDING THE ISSUERS OF THE
                                 BASKET STOCKS ARE ACCURATE OR COMPLETE.
                                 FURTHERMORE, THERE CAN BE NO ASSURANCE THAT
                                 ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE
                                 PRECEDING PARAGRAPH) THAT WOULD AFFECT THE
                                 TRADING PRICE OF THE BASKET STOCKS (AND
                                 THEREFORE THE INITIAL BASKET VALUE), HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING THE ISSUERS OF THE BASKET STOCKS COULD AFFECT THE SUPPLEMENTAL REDEMPTION AMOUNT WITH RESPECT TO THE NOTES AND
                                 THEREFORE THE TRADING PRICES OF THE NOTES.

                                 THE INCLUSION OF A STOCK IN THE BASKET IS NOT A RECOMMENDATION TO BUY OR SELL SUCH STOCK, AND NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF THE BASKET.

                                 The Company or its affiliates may presently
                                 or from time to time engage in business with
                                 one or more of the issuers of the Basket
                                 Stocks, including extending loans to, or
                                 making equity investments in, such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire
                                 non-public information with respect to such
                                 issuers and, in addition, one or more
                                 affiliates of the Company may publish
                                 research reports with respect to such
                                 issuers.  The Company does not make any
                                 representation to any purchaser of the Notes
                                 with respect to any matters whatsoever
                                 relating to such issuers.   Any prospective
                                 purchaser of a Note should undertake an
                                 independent investigation of the issuers of the Basket Stocks as in its judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information:........  The following table sets forth the high and low Market Prices with respect to each Basket Stock during 1992, 1993, 1994, and during 1995 through November 6, 1995, and the Market Price on November 6, 1995. All Market Prices are rounded to the nearest one-tenth of a cent, and certain Market Prices have been adjusted for stock splits. Beneath the name of each issuer is the CUSIP number for the security included in the Basket relating to such issuer. In order to derive historical Basket Values retroactive adjustments to the Multipliers would have to be made in accordance with the procedures described under "Adjustments to the Multipliers and the Basket" above. The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given that the prices of the Basket Stocks will increase sufficiently to cause the holders of the Notes to receive any Supplemental Redemption Amount.

                                     Basket Stock             High            Low          Last
                                 ---------------------    -------------    ---------    ----------
                                 American International
                                  Group, Inc.
                                 (CUSIP # 026874107)
                                 1992.................           53.609       36.891
                                 1993.................           66.672       50.000
                                 1994.................           66.500       55.000
                                 1995.................           87.500       64.672        86.375


                                     Basket Stock           High           Low          Last
                                 --------------------    -----------    ---------    ----------
                                 Atlantic Richfield
                                  Company
                                 (CUSIP # 048825103)
                                 1992................        121.250       98.250
                                 1993................        126.375      102.000
                                 1994................        111.750       93.750
                                 1995................        117.500      101.125       106.750


                                     Basket Stock           High           Low          Last
                                 --------------------    -----------    ---------    ----------
                                 Circus Circus
                                  Enterprises, Inc.
                                 (CUSIP # 172909103)
                                 1992................         38.172       23.672
                                 1993................         49.000       28.172
                                 1994................         40.250       20.125
                                 1995................         35.750       24.250        26.750




                                     Basket Stock            High           Low          Last
                                 --------------------    ------------    ---------    ----------
                                 Home Depot Inc.
                                  (CUSIP # 437076102)
                                 1992................          51.094       30.313
                                 1993................          50.063       35.500
                                 1994................          47.750       36.625
                                 1995................          49.750       36.750        40.750

                                     Basket Stock           High           Low          Last
                                 --------------------    -----------    ---------    ----------
                                 Lowe's Companies,
                                  Inc.
                                 (CUSIP # 548661107)
                                 1992................         12.563        8.125
                                 1993................         29.750       12.125
                                 1994................         40.625       27.125
                                 1995................         38.750       26.500        30.375


                                      Basket Stock              High            Low          Last
                                 ----------------------    --------------    ---------    ----------
                                 MCI Communications Corp.
                                 (CUSIP # 552673105)
                                 1992..................            20.375       14.938
                                 1993..................            29.625       18.938
                                 1994..................            28.500       17.875
                                 1995..................            26.875       17.500        25.938


                                     Basket Stock           High           Low          Last
                                 --------------------    -----------    ---------    ----------
                                 Newell Co.
                                 (CUSIP # 651192106)
                                 1992................         26.500       16.563
                                 1993................         21.250       15.563
                                 1994................         23.875       19.000
                                 1995................         26.250       20.625        23.875

                                     Basket Stock           High           Low          Last
                                 --------------------    -----------    ---------    ----------
                                 Thermo Electron
                                  Corporation
                                 (CUSIP # 883556102)
                                 1992................         21.000       16.891
                                 1993................         28.672       20.938
                                 1994................         31.828       24.328
                                 1995................         47.125       29.500        46.750


                                     Basket Stock             High           Low          Last
                                 ---------------------    ------------    ---------    ----------
                                 Travelers Group, Inc.
                                 (CUSIP # 894190107)
                                 1992.................          24.844       18.375
                                 1993.................          49.313       24.219
                                 1994.................          42.719       30.785
                                 1995.................          54.625       32.875        54.625


Use of Proceeds and Hedging:...  The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying Prospectus.

                                 On the date of this Pricing Supplement, the Company, through its subsidiaries, may hedge its anticipated exposure in connection with the Notes by taking positions in the Basket Stocks, in options contracts on the Basket Stocks listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging. In the event that the Company pursues such a hedging strategy, the price at which the Company is able to purchase such positions may be a factor in determining the Initial Multipliers for the Basket Stocks. Purchase activity could potentially increase the prices of the Basket Stocks or such options contracts, and therefore effectively increase the level to which the Basket must rise before a holder of a Note will receive any Supplemental Redemption Amount. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of the Basket Stocks or such options contracts, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. The Company, through its subsidiaries, may modify its hedge position throughout the life of the Notes by purchasing and selling the securities and instruments listed above and other available securities and instruments.


United States Federal
  Taxation:..................   The following discussion supplements the
                               "United States Federal Taxation" section in the accompanying Prospectus Supplement and should be read in conjunction therewith. Any limitations on disclosure and any defined terms contained therein are equally applicable to the summary below.

                               The Notes will be treated as debt for United
                               States federal income tax purposes. Interest on the Notes will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States income tax purposes.

                               Although proposed Treasury regulations
                               addressing the treatment of contingent debt instruments were issued on December 15, 1994, such regulations, which generally would require current accrual of contingent amounts and would affect the character of gain on the sale, exchange or retirement of a Note, by their terms apply only to debt instruments issued on or after the 60th day after the regulations are finalized.

                               Under general United States federal income tax principles, upon maturity of the Note, a United States Holder will recognize gain, if any, equal to the difference between the amount realized at maturity and such Holder's tax basis in the Note. It is unclear under existing law whether gain recognized at maturity will be treated as ordinary or capital in character. Subject to further guidance from the Internal Revenue Service, however, the Company intends to treat such gain as interest income and to report such amounts accordingly. Prospective investors should consult with their tax advisors regarding the character of gain recognized at maturity.

                               United States Holders that have acquired debt instruments similar to the Notes and have accounted for such debt instruments under proposed, but subsequently withdrawn, Treasury regulation Section 1.1275-4(g) may be deemed to have established a method of accounting that must be followed with respect to the Notes, unless consent of the Commissioner of the Internal Revenue Service is obtained to change such method. Absent such consent, such a Holder would be required to account for the
                               Note in the manner prescribed in withdrawn
                               Treasury regulation Section 1.1275-4(g). The Internal Revenue Service, however, would not be required to accept such method as correct.

                               Any gain or loss recognized on the sale or exchange of a Note prior to maturity will be treated as capital in character.

                               There can be no assurance that the ultimate tax treatment of the Notes would not differ significantly from the description herein. Prospective investors are urged to consult their tax advisors as to the possible consequences of holding the Notes.

                               See also "United States Federal Taxation" in the accompanying Prospectus Supplement.


ANNEX A
                          OPTION TO ELECT TERMINATION

                                                   Dated: [Two Business Days
                                                         prior to the
                                                         beginning of the
                                                         Calculation Period
                                                         applicable to the
                                                         Initial Maturity Date]




Morgan Stanley Group Inc.
1585 Broadway
New York, New York  10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York  10036
Fax No.: (212) 761-0028
(Attn:  Richard P. Sandulli)

Dear Sirs:

Each of the undersigned holders of the Medium Term Notes, Series C, 4.0% Senior Fixed Rate Notes due December 16, 2002 (Equity Participation Notes) of Morgan Stanley Group Inc. (the "Notes") hereby represents that such holder, together with each of the undersigned holders noted below, owns directly or indirectly $20,000,000 principal amount of the Notes and irrevocably elects to exercise, as of the date hereof (or, if this letter is received after 11:30 a.m. on any day, as of the next day, provided that such day is at least two NYSE Trading Days prior to the initially scheduled Calculation Period), the right to terminate the automatic extension of maturity as described in Pricing Supplement No. 21 dated November , 1995 (the "Pricing Supplement") to the Prospectus Supplement dated March 29, 1995 and the Prospectus dated March 29, 1995 related to Registration Statement No. 33-57833. Accordingly, the Notes will mature on the Initial Maturity Date. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.
Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to us at the fax number indicated.


                                 Very truly yours,

                                 ____________________________________
                                   [Name of Holder]

                                 By:_________________________________
                                    [Title]

                                 ____________________________________
                                    [Fax No.]

                                 [Additional signature blocks, if
                                 more than one holder]


Receipt of the above Option to Elect
Termination is hereby acknowledged

MORGAN STANLEY GROUP INC., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:_________________________________________
    Title:


Date and time of acknowledgement____________